Exhibit 99.2

Pzena Investment Management, Inc. Announces January 31, 2008 Assets Under Management

NEW YORK--(BUSINESS WIRE)--Pzena Investment Management, Inc. (NYSE: PZN) today reported its preliminary assets under management as of January 31, 2008.

AUM for month-end January 2008, month-end December 2007, and month-end January 2007 are listed below:

Pzena Investment Management, Inc. Assets Under Management ($ billions)

	As of	As of	As of
January 31, 2008		December 31, 2007	January 31, 2007
Large Cap Value	$12.8	$13.6	$18.3
Value Service	5.1	5.0	5.8
Other Domestic	1.9	1.9	2.4
Global Value/
International Value	2.9	3.1	1.4
Total	$22.7	$23.6	$27.9

Separately-Managed Accounts	$13.8	$14.0	$14.8
Sub-Advised Accounts	8.9	9.6	13.1
Total	$22.7	$23.6	$27.9

Note: Numbers may be subject to rounding.

About Pzena

Pzena Investment Management, LLC, the operating company of Pzena Investment Management, Inc., is a premier value-oriented investment management firm with a record of investment excellence and exceptional client service. Founded in late 1995, Pzena Investment Management has built a diverse, global client base. PZN stock began trading on the New York Stock Exchange on October 25, 2007. More firm and stock information is posted on the Company’s website, www.pzena.com.

Forward-Looking Statements

From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, but are not limited to: loss of revenues due to contract terminations and redemptions, our ownership structure, catastrophic or unpredictable events, unavailability of third-party retail distribution channels, damage to our reputation, our interpretation of and positioning relative to the market, fluctuations in the financial markets and the competitive conditions in the mutual fund, asset management and broader financial services sectors. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see "Forward-Looking Statements" and, where applicable, "Risk Factors" in the company's Prospectus dated October 24, 2007 and quarterly reports filed with the U.S. Securities and Exchange Commission.

CONTACT:
Pzena Investment Management, Inc.
Wayne Palladino, 212-583-0179
palladino@pzena.com